As filed with the Securities and Exchange Commission on June 5, 2003

Registration No. 33-67604

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

ON FORM S-8

Under

THE SECURITIES ACT OF 1933

SUPERIOR UNIFORM GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	11-1385670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10055 Seminole Boulevard Seminole, Florida	33772-2539
(Address of principal executive offices)	(Zip Code)

Superior Surgical Mfg. Co., Inc.

1993 Incentive Stock Option Plan

(Full title of the plans)

Richard T. Dawson

Vice President, Secretary and General Counsel

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

(727) 397-9611

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Carolyn T. Long

Foley & Lardner

100 North Tampa St., Suite 2700

Tampa, Florida 33602

(813) 229-2300

EXPLANATORY STATEMENT

A total of 1,500,000 shares of common stock of Superior Uniform Group, Inc. were registered in connection with the Superior Surgical Mfg. Co., Inc. 1993 Incentive Stock Option Plan (the “1993 Stock Plan”) by a registration statement on Form S-8 filed August 18, 1993 (the “1993 Form S-8). On May 2, 2003, the shareholders of Superior Uniform Group approved the Superior Uniform Group, Inc. 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”), which replaces the 1993 Stock Plan. Of the 1,500,000 shares registered in connection with the 1993 Stock Plan, 415,200 shares have not been issued and are not subject to issuance upon the exercise of outstanding options granted under the 1993 Stock Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), the registration fee associated with 415,200 shares of Superior Uniform Group common stock registered on the 1993 Form S-8, as amended, is carried forward to the registration statement on Form S-8 filed on or about the date hereof in connection with the 2003 Stock Plan (the “2003 Form S-8”).

In addition to the 415,200 shares being carried forward to the 2003 Form S-8 on or about the date hereof, approximately 809,600 shares registered in connection with the 1993 Stock Plan have not been issued but may be issued upon the exercise of outstanding options granted under the 1993 Stock Plan. If any of these approximately 809,600 shares are not issued in connection with the 1993 Stock Plan, such as when a currently outstanding option granted under the 1993 Stock Plan is cancelled without being exercised, Superior Uniform Group intends to periodically file additional post effective amendments to the 1993 Form S-8 and the 2003 Form S-8 carrying forward such shares for issuance in connection with the 2003 Stock Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (“Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by Superior Uniform Group, Inc. (the “Company”) under Registration Number 33-67604, as amended, with respect to securities offered pursuant to the 1993 Stock Plan are hereby incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seminole, and State of Florida, on this 2nd day of June, 2003.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ ANDREW D. DEMOTT, JR.
Andrew D. Demott, Jr. Senior Vice President, Treasurer, and Chief Financial Officer

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Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Andrew D. Demott, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GERALD M. BENSTOCK Gerald M. Benstock	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2003

/s/ ALAN D. SCHWARTZ Alan D. Schwartz	Co-President and Director	June 2, 2003

/s/ MICHAEL BENSTOCK Michael Benstock	Co-President and Director	June 2, 2003

/s/ ANDREW D. DEMOTT, JR. Andrew D. Demott, Jr.	Senior Vice President, Treasurer, and Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2003

/s/ PETER BENSTOCK Peter Benstock	Executive Vice President and Director	June 2, 2003

/s/ SAUL SCHECHTER Saul Schechter	Executive Vice President and Director	June 2, 2003

/s/ MANUEL GAETAN, PH.D. Manuel Gaetan, Ph.D.	Director	June 2, 2003

/s/ SIDNEY KIRSCHNER Sidney Kirschner	Director	June 1, 2003

/s/ ROBIN M. HENSLEY Robin M. Hensley	Director	June 1, 2003

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